Exhibit 3.1
ARTICLES OF AMENDMENT
     Turner Investments, Inc. (the “Corporation”), a corporation existing under the Pennsylvania Business Corporation Law of 1988, as amended (the “BCL”), in compliance with Section 1915 of the BCL, does hereby certify as follows:
  1. The name of the Corporation is Turner Investments, Inc. The address of the Corporation’s registered office in the Commonwealth of Pennsylvania is 1205 Westlakes Drive, Suite 100, Berwyn, PA 19312 (which is located in Montgomery County).
  2. The Corporation is incorporated under the provisions of the Pennsylvania Business Corporation Law of 1988. The original Articles of Incorporation of the Corporation were filed with the Department of State of the Commonwealth of Pennsylvania on July 17, 2007.
  3. These Amended and Restated Articles of Incorporation were duly adopted by vote of the shareholders of the Corporation in accordance with Sections 1914 and 1915 of the BCL.
  4. These Amended and Restated Articles of Incorporation shall be effective [at           , pm on                                , 2008]
  5. The Articles of Incorporation of the Corporation are hereby amended and restated in their entirety to read as set forth in Annex A.
  6. The Amended and Restated Articles of Incorporation supersede the original articles and all amendments thereto.
  IN WITNESS WHEREOF, the Corporation has executed these articles of amendment on                     , 2008.

Turner Investments, Inc.

By:

Name:
Title:

Annex A
AMENDED AND RESTATED ARTICLES OF INCORPORATION OF
TURNER INVESTMENTS, INC.
ARTICLE I
     The name of the corporation is Turner Investments, Inc.
ARTICLE II
     The address of the Corporation’s registered office in the Commonwealth of Pennsylvania is 1205 Westlakes Drive, Suite 100, Berwyn, PA 19312 (which is located in Montgomery County).
ARTICLE III
     The Corporation is incorporated under the provisions of the Pennsylvania Business Corporation Law of 1988 (the “BCL”). The purpose or purposes for which the Corporation is incorporated under the BCL are to engage in and to do any lawful act concerning any or all lawful business for which corporations may be incorporated under the BCL.
ARTICLE IV
     The term for which the Corporation is to exist is perpetual.
ARTICLE V
     The total number of shares of all classes of stock that the Corporation shall have authority to issue is 160,000,001, which shall be divided into 150,000,000 shares of Class A common stock, par value $0.01 per share (the “Class A Common Stock”), one (1) share of Class B common stock, par value $0.01 per share (the “Class B Common Stock”), and 10,000,000 shares of Preferred Stock, par value $0.01 per share (the “Preferred Stock”). The Corporation’s Board of Directors (the “Board”) may issue Preferred Stock, in one or more series, with full, limited, multiple, fractional, or no voting rights, and with such designations, preferences, qualifications, privileges, limitations, restrictions, options, conversion rights and other special or relative rights as shall be stated in the resolution or resolutions adopted by the Board pursuant to the authority hereby expressly vested in the Board. The Class A Common Stock and the Class B Common Stock shall be collectively referred to herein as “Common Stock.”
     All shares of Common Stock will be identical in all respects and will entitle the holders thereof to the same rights and privileges, except as otherwise provided in these Amended and Restated Articles of Incorporation or the Amended and Restated Bylaws. The following is a statement of the designations, preferences, voting powers, qualifications, special or relative rights and privileges in respect of the authorized Common Stock of the Corporation.

     A. Voting Rights.
          1. Class A Common Stock. Each share of Class A Common Stock will entitle its holder to one (1) vote.
          2. Class B Common Stock. The share of Class B Common Stock will entitle its holder to a number of votes equal to the number of membership units (the “Membership Units”) of Turner Investment Partners, LLC, a Pennsylvania limited liability company (“TIP LLC”), that are not held by the Corporation (i) multiplied by ten (10) if the Corporation owns less than 80% of the outstanding Membership Units or (ii) multiplied by one (1) in all other cases.
          3. Voting. Whenever any corporate action is to be taken by vote of the shareholders of the Corporation, all holders of Class A Common Stock and Class B Common Stock entitled to vote thereon will vote together as a single class. Holders of shares of Common Stock will not be entitled to cumulate their votes in the election of directors.
     B. Dividends and Distributions. Holders of shares of Class A Common Stock will share ratably (based on the number of shares held) in any dividend or other distribution in cash, property or shares of Class A Common Stock as may be declared by the Board from time to time out of assets or funds of the Corporation legally available therefor. The Class B Common Stock does not entitle its holder to any dividends or other distributions, and in no case shall the Corporation pay any dividends or make any other distributions on the share of Class B Common Stock.
     C. Liquidation Rights. On the liquidation, dissolution or winding up of the Corporation, all holders of shares of Class A Common Stock will share ratably (based on the number of shares held) in any assets available for distribution to holders of shares of Common Stock. The Class B Common Stock will not entitle its holder to any liquidation rights.
     D. Transferability. The holder of the share of Class B Common Stock will have no right to transfer the share of Class B Common Stock or any interest therein. Any transfer of the share of Class B Common Stock or any interest therein shall be void and of no effect. Upon the death of the holder of the share of Class B Common Stock, the Corporation shall, automatically and without further action by the Corporation, repurchase the share of Class B Common Stock from the holder of the share of Class B Common Stock for $0.01.
“Transfer” includes, without limitation, granting or otherwise allowing any other person to control the right to vote, directly or indirectly, the share of Class B Common Stock, but shall not include, in the case of the inability of the holder of the share of Class B Common Stock to engage in any substantial, gainful activity by reason of any medically determinable mental impairment that can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve (12) months (the permanence and degree of such impairment shall be supported by medical evidence), transfer to such holder’s legal guardian or as otherwise provided in any applicable power of attorney of such holder.

     E. Repurchase Obligation of Class B Common Stock and Exchange of Membership Units.
          1. Repurchase Obligation of Class B Common Stock. At the option of the holder of the share of Class B Common Stock, such holder may require the Corporation to purchase the share of Class B Common Stock for an amount equal to its par value. Such right shall be exercised by (i) the surrender to the Corporation of the certificate representing the share of Class B Common Stock, if a certificate has been issued, at any time during normal business hours at the principal executive offices of the Corporation or at the office of the Corporation’s transfer agent (the “Transfer Agent”), (ii) the delivery of (A) a written notice from the holder of such share to the Corporation directing the Corporation to purchase the share, and (B) (if so required by the Corporation or the Transfer Agent) an instrument of transfer, in form satisfactory to the Corporation and to the Transfer Agent, duly executed by such holder or such holder’s duly authorized attorney, and (iii) the payment by such holder or such holder’s duly authorized attorney to the Corporation of the amount of any tax that may be payable in respect of the transfer of the share of Class B Common Stock or the establishment by such holder or such holder’s duly authorized attorney to the satisfaction of the Corporation that such tax has been paid or is not payable.
          2. Exchange of Membership Units for Class A Common Stock. Subject to adjustment as provided pursuant to Article V.E.3. below, each holder (other than the Corporation) of a Membership Unit shall be entitled to exchange any or all of such holder’s Membership Units, on a one-for-one basis, into the same number of fully paid and non-assessable shares of Class A Common Stock pursuant to the provisions set forth in this Article V.E. and in accordance with the Amended and Restated Operating Agreement of TIP LLC, as amended from time to time. Such right shall be exercised by (i) the surrender to the Corporation of the certificate or certificates representing the Membership Units to be exchanged, if such certificates have been issued, at any time during normal business hours at the principal executive offices of the Corporation or at the office of the Transfer Agent, and (ii) the delivery of (A) a written notice of the holder of such Membership Units to the Corporation stating the number of Membership Units that such holder desires to exchange, (B) instruments of transfer to the Corporation, in form satisfactory to the Corporation and to the Transfer Agent, duly executed by such holder or such holder’s duly authorized attorney, and (C) transfer tax stamps or funds therefor, if required pursuant to Article V.E.7. below.
          3. Adjustments to Exchange Rights of Membership Units. The exchange rights for Membership Units shall be adjusted accordingly if there is: (A) any subdivision (by any unit split, unit distribution, reclassification, recapitalization or otherwise) or combination (by reverse unit split, reclassification, recapitalization or otherwise) of the Membership Units that is not accompanied by an identical subdivision or combination of the Class A Common Stock; or (B) any subdivision (by any stock split, stock distribution, reclassification, recapitalization or otherwise) or combination (by reverse stock split, reclassification, recapitalization or otherwise) of the Class A Common Stock that is not accompanied by an identical subdivision or combination of the Membership Units.

          4. Issuance of Class A Common Stock. As promptly as practicable following the surrender for exchange of a certificate representing Membership Units, if such certificates have been issued, and the delivery of a written notice in the manner provided in Article V.E.2. above, as applicable, and the payment in cash of any amount required by the provisions of Article V.E.7. below, the Corporation shall deliver or cause to be delivered, at the office of the Transfer Agent, a certificate or certificates representing the number of shares of Class A Common Stock issuable upon such exchange, if the Class A Common Stock is certificated, issued in such name or names as such holder may direct, and the Corporation shall cause the books and records of the Corporation to reflect the issuance of the Class A Common Stock upon such exchange in such name or names as such holder may direct. Such exchange shall be deemed to have been effected immediately prior to the close of business on the date of the surrender of the certificate or certificates representing Membership Units, as the case may be, if the Membership Units are certificated, and the delivery of the written notice as set forth in Article V.E.2. above. Upon the date any such exchange is made or effected, all rights of the holder of such Membership Units as such holder shall cease, and the person or persons in whose name or names the shares of Class A Common Stock are to be recorded shall be treated for all purposes as having become the record holder or holders of such shares of Class A Common Stock; provided, however, that if any such surrender and payment occurs on any date when the stock transfer books of the Corporation shall be closed, the person or persons in whose name or names the shares of Class A Common Stock are to be recorded shall be deemed the record holder or holders thereof for all purposes immediately prior to the close of business on the next succeeding day on which the stock transfer books are open.
          5. Reclassification and Similar Transactions. In the event of a reclassification or other similar transaction as a result of which the shares of Class A Common Stock are converted into another security, then a holder of Membership Units shall be entitled to receive upon exchange the amount of such security that such holder would have received if such exchange had occurred immediately prior to the effective date of such reclassification or other similar transaction.
          6. Shares Reserved for Issuance. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of issuance upon exchange of the outstanding Membership Units, such number of shares of Class A Common Stock that shall be issuable upon the exchange of all outstanding Membership Units; provided that, nothing contained herein shall be construed to preclude the Corporation from satisfying its obligations in respect of the exchange of the outstanding Membership Units by delivery of purchased shares of Class A Common Stock which are held in the treasury of the Corporation.
          7. Stamp or Similar Taxes. The issuance of certificates, if such certificates are issued, for shares of Class A Common Stock upon exchange of Membership Units shall be made without charge to the holders of such Membership Units for any stamp or other similar tax in respect of such issuance; provided, however, that if any such certificate is to be issued in a name other than that of the holder of the Membership Units exchanged, then the person or persons requesting the issuance thereof shall pay to the Corporation the amount of any tax that may be payable in respect of any transfer involved in such issuance or shall establish to the satisfaction of the Corporation that such tax has been paid or is not payable.
          8. Limitations on Exchange of Membership Units. Notwithstanding the foregoing, the exchange of Membership Units, as set forth within this Article V.E., will be limited by the following:
               (a) any such exchange may only be exercised if the value of the Class A Common Stock received by the holder of the Membership Units will be greater than $20,000, based on the closing sales price of the Class A Common Stock on The NASDAQ Stock Market LLC on the date the holder of such Membership Units delivers written notice of such exchange or if the Class A Common Stock is not listed on The NASDAQ Stock Market LLC as shall be determined in good faith by the Board (the “Closing Price”) and, after taking into account the effect of the exchange of the Membership Units, such holder shall own not less than $20,000 of Membership Units calculated based on the Closing Price multiplied by the aggregate number of Membership Units held by such holder; and
               (b) without the written consent of the Corporation, any such exchange may only be exercised during the period beginning on the fifteenth (15th) day and ending on the last day of each February, May, August and November during any year.
          If the holder of the Membership Units will not meet the requirements set forth in Article V.E.8(a), the holder may only exchange all, but not part, of such holder’s Membership Units, within the ten days immediately following the end of the Corporation’s fiscal quarter, pursuant to this Article V.E.
     F. Stock Splits, Stock Dividends and Reclassifications. The Corporation shall not in any manner subdivide (by any stock split, stock dividend, reclassification, recapitalization or otherwise) or combine (by reverse stock split, reclassification, recapitalization or otherwise) the outstanding share of Class B Common Stock. The Corporation shall not in any manner subdivide (by any stock split, stock dividend, reclassification, recapitalization or otherwise) or combine (by reverse stock split, reclassification, recapitalization or otherwise) the outstanding shares of Class A Common Stock if such subdivision or combination is not accompanied by an identical subdivision or combination of the Membership Units.
     G. Merger or Consolidation. Notwithstanding Article V.D., the holder of the share of Class B Common Stock shall have the right to transfer the share of Class B Common Stock if shares of Common Stock are exchanged for shares of capital stock or other equity interests in another entity (the “Exchanged Securities”) pursuant to (i) a merger, share exchange or consolidation of the Corporation with or into another corporation or any other form of entity in connection with which shares of Common Stock are converted into or exchangeable for Exchanged Securities or (ii) a division of the Corporation (collectively, a “Corporate Event”). Pursuant to a Corporate Event, (1) all shares of Common Stock, regardless of class, shall be exchanged for Exchanged Securities, (2) any Exchanged Securities shall differ to the extent that the Class A Common Stock and the Class B Common Stock differ as provided herein and (3)

such Exchanged Securities shall contain similar provisions regarding a subsequent Corporate Event.
     H. Uncertificated Shares. Any or all classes and series of capital stock of the Corporation, or any part thereof, may be certificated or uncertificated. The rights and obligations of the holders of shares represented by certificates and the rights and obligations of holders of uncertificated shares of the same class and series shall be identical.
ARTICLE VI
     A. Limitation on Liability of Directors and Officers.
          1. Limitation of Directors’ Liability. No person who is or was a director of the Corporation shall be personally liable, as such, for monetary damages (other than under criminal statutes and under federal, state and local laws imposing liability on directors for the payment of taxes) unless the person’s conduct constitutes self-dealing, willful misconduct or recklessness. No amendment or repeal of this Article VI.A.1 shall apply to or have any effect on the liability or alleged liability of any person who is or was a director of the Corporation for or with respect to any acts or omissions of the director occurring prior to the effective date of such amendment or repeal. If the BCL is amended to permit a Pennsylvania corporation to provide greater protection from personal liability for its directors than the express terms of this Article VI.A.1, this Article VI.A.1 shall be construed to provide for such greater protection.
          2. Limitation of Officers’ Liability. No person who is or was an officer of the Corporation shall be personally liable, as such, for monetary damages (other than under criminal statutes and under federal, state and local laws imposing liability on officers for the payment of taxes) unless the person’s conduct constitutes self-dealing, willful misconduct or recklessness. No amendment or repeal of this Article VI.A.2 shall apply to or have any effect on the liability or alleged liability of any person who is or was an officer of the Corporation for or with respect to any acts or omissions of the officer occurring prior to the effective date of such amendment or repeal. If the BCL is amended to permit a Pennsylvania corporation to provide greater protection from personal liability for its officers than the express terms of this Article VI.A.2, this Article VI.A.2 shall be construed to provide for such greater protection.
     B. Indemnification of Directors, Officers and Others.

          1. Indemnification of Directors and Officers. The Corporation shall indemnify any person who was or is involved as a party or otherwise in any threatened, pending or completed action or proceeding, including without limitation actions by or in the right of the Corporation, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of the Corporation, or is or was serving while a director or officer of the Corporation at the request of the Corporation as a director, officer, employee, agent, fiduciary or other representative of another corporation (for profit or not-for-profit), limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise, against all liabilities, expenses (including without limitation attorneys’ fees), judgments, fines, excise taxes and amounts paid in settlement in connection with such action or proceeding unless the act or failure to act by such person giving rise to the claim for indemnification is determined by a court in an order not subject to further appeal to have constituted willful misconduct or recklessness.
          2. Indemnification of Others. The Corporation may indemnify employees and agents of the Corporation on the same basis as provided in Article VI.B.1, above, and may advance expenses to employees and agents on the same basis as provided in Article VI.B.3, below, as the Board may from time to time determine or authorize.
          3. Advancement of Expenses. Expenses (including without limitation attorneys’ fees) incurred by any person who was or is a director or officer of the Corporation in connection with an action or proceeding referred to in Article VI.B.1, above, shall automatically be paid by the Corporation, without the need for action by the Board, in advance of the final disposition of the action or proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined by a court in an order not subject to further appeal that such person is not entitled to be indemnified by the Corporation.
          4. Exception. Notwithstanding anything in this Article VI.B to the contrary, the Corporation shall not be obligated to indemnify any person under Article VI.B.1, above, or advance expenses under Article VI.B.3, above, with respect to an action or proceeding initiated (which shall not be deemed to include counter claims or affirmative defenses) or participated in as an intervenor or amicus curiae by the person seeking indemnification unless such initiation of or participation in the action or proceeding is authorized, either before or after its commencement, by the Board. This Article VI.B.4 does not apply to reimbursement of expenses incurred in successfully prosecuting or defending an action or proceeding relating to the right to indemnification, contribution or advancement of expenses pursuant to this Article VI.B or otherwise successfully prosecuting or defending the rights granted by or pursuant to this Article VI.
          5. Contribution. If the indemnification provided for in Article VI.B.1 or otherwise is unavailable for any reason in respect of any liability, expense, judgment, fine, excise tax or settlement or any portion thereof, the Corporation shall nonetheless contribute to the payment of the amount for which indemnification is not available in such proportion as is appropriate to reflect the intent of Article VI.B.1 or otherwise.

          6. Interpretation. The indemnification and advancement of expenses provided by or pursuant to this Article VI.B shall not be deemed exclusive of any other rights to which any person seeking indemnification or advancement of expenses may be entitled under any insurance policy, agreement, vote of shareholders or directors, or otherwise, both as to actions in the person’s official capacity and as to actions in another capacity while holding an office, and shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of the person. If the BCL is amended to permit a Pennsylvania corporation to provide greater rights to indemnification or advancement of expenses for its directors and officers than the express terms of this Article VI.B, this Article VI.B shall be construed to provide for such greater rights.
          7. Contract. The duties of the Corporation to indemnify and to advance expenses to a director or officer as provided in this Article VI.B shall be in the nature of a contract between the Corporation and each such person, and no amendment or repeal of any provision of this Article VI.B shall alter, to the detriment of such person, the right of such person to the advancement of expenses or indemnification related to a claim based on an act or failure to act that took place prior to such amendment or repeal or the termination of the service of the person as a director or officer, whichever is earlier.
ARTICLE VII
     A. Opt Out of Certain BCL Provisions. The following provisions of the BCL shall not be applicable to the Corporation:
          1. Section 2538 of Subchapter D (relating to approval of transactions with interested shareholders);
          2. Subchapter E (relating to control transactions);
          3. Subchapter G (relating to control-share acquisitions);
          4. Subchapter H (relating to disgorgement by certain controlling shareholders following attempts to acquire control);
          5. Subchapter I (relating to severance compensation for employees terminated following certain control-share acquisitions); and
          6. Subchapter J (relating to business combination transactions – labor contracts).
ARTICLE VIII
     Subject to any other applicable provision of these articles of incorporation, these articles of incorporation may be amended in the manner prescribed at the time by statute, and all rights conferred upon shareholders in these articles of incorporation are granted subject to this reservation.